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EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                1996          1995
                                                                             ----------    -----------
Average shares outstanding                                                     11,166         11,160

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                                      106             95
                                                                          -----------     ----------

                           TOTALS                                              11,272         11,255
                                                                          ===========     ==========


                       NET (LOSS)                                         $   (25,915)    $   (2,058)
                                                                          ===========     ==========


             NET (LOSS) PER SHARE                                         $    (2.30)     $     (.18)
                                                                          ===========     ==========





Note: Fully diluted calculation is not presented because dilution is less than 3%.





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